Exhibit 1.4

AMERITRUST CORPORATION

WAIVER OF NOTICE AND CONSENT TO HOLD

MEETING OF BOARD OF DIRECTORS

We, the undersigned, being all of the Directors of Ameritrust Corporation (the “Company”), hereby waive the right to receive the advance notice required under the applicable provisions of the applicable Wyoming statutes and the Articles of Incorporation of the Company, and hereby consent to hold the Meeting of the Board of Directors as set forth below. We also agree that actions may be taken on matters coming before the meeting as if notice had been duly given.

Date and Time:	March 15, 2024 at 2:00 P. M.

Place:	Suite 907 Kolon Techno Valley, Gasan-dong 60-4, Geumcheon-gu, Seoul, Korea

Agenda:	1. Approval of Resignation and Appointment of Representative Director (CEO)

2.Approval of the Appointment of a Secretary

3.Approval of the Appointment of a New Director

Date:	March 15, 2024

Representative Director:	Jong Sun Kim

Secretary:	Seok Song Kang

Director:	Sook Rye Min

AMERITRUST CORPORATION

MINUTES OF MEETING OF BOARD OF DIRECTORS

The Meeting of the Board of Directors of Ameritrust Corporation (the “Company”) was held as follows:

Date and Time:	March 15, 2024 at 2:00 P. M.
Place:	Suite 907 Kolon Techno Valley, Gasan-dong 60-4, Geumcheon-gu, Seoul, Korea

Total number of Directors:	3 Persons

Number of Directors present:	3 Persons

The Chairman of the Board of Directors of the Company, Director Jong Sun Kim, took the chair and opened the meeting, declaring that the meeting was lawfully constituted with a quorum present, and submitted the following agenda for deliberation.

Agenda 1:	Approval of Resignation and Appointment of Representative Director (CEO)

The Chairman explained the circumstances leading to her decision to resign as the company’s Representative Director (CEO). These circumstances include an upcoming investigation by the Korean Prosecution into the Chairman herself and a related travel ban, which would restrict her ability to travel outside Korea. This situation would impede her ability to engage with Chinese investors and effectively fulfill her duties as CEO.

The Chairman highlighted the need to appoint a new Representative Director following her resignation. It was proposed that Seok Song Kang, who is currently serving in dual roles as Secretary and Director, be appointed as the new Representative Director. The Chairman noted that upon this appointment, Mr. Kang would resign from his role as Secretary, and a new Secretary would be appointed during this Board meeting as part of the next agenda item.

After reviewing Seok Song Kang’s qualifications and the necessity of this appointment, and with the unanimous consent of the Directors present,

RESOLVED, that Seok Song Kang’s appointment as Representative Director (CEO) be approved as presented in accordance with Section 3-5 of the company’s Articles of Incorporation.

Agenda 2:	Approval of the Appointment of a Secretary

Following the approval in Agenda 1, which appointed Seok Song Kang as the new representative director (CEO) and created a vacancy in the secretary role, the Chairman highlighted the necessity to fill this position.

The Chairman proposed that Sook Rye Min, who is currently serving as a Director of the company, be appointed as Secretary, transitioning her responsibilities from Director to Secretary.

After careful consideration of Sook Rye Min’s qualifications and the specific needs of the company that led to this proposal, and with the unanimous consent of the Directors present,

RESOLVED, that the appointment of Sook Rye Min as Secretary, transitioning from her current role as a Director of the company, be approved as presented in accordance with Section 3-5 of the company’s Articles of Incorporation.

Agenda 3:	Approval of the Appointment of a New Director

The Chairman explained the necessity for appointing a new director following the transition of Sook Rye Min from her former role as Director to Secretary, as resolved in Agenda 3.

It was proposed that Jong Sun Kim, the former CEO of the company, be appointed to fill the directorial vacancy created by Sook Rye Min’s role transition.

After a comprehensive review of Jong Sun Kim’s qualifications and the requirements for this appointment, and with the unanimous consent of the Directors present,

RESOLVED, that the appointment of Jong Sun Kim as a Director of the company be approved as presented in accordance with Section 3-5 of the company’s Articles of Incorporation.

There being no further business to be conducted at the meeting, the Chairman declared the meeting closed at 2:30 P. M.

IN WITNESS WHEREOF, the Chairman, the directors present prepared these minutes and signed or affixed thereon their names and seals.

In case of any discrepancy between the English and Korean versions of these minutes, the English version shall prevail.

Date:	March 15, 2024

Ameritrust Corporation

Representative Director:	/s/ Seok Song Kang

Secretary:	/s/ Sook Rye Min

Director:	/s/ Jong Sun Kim